EXHIBIT 10.1

Cinedigm Digital Cinema Corporation
Management Annual Incentive Plan

Plan Document
Effective – April 1, 2009

Section 1.  Purpose

The purposes of the Plan are to promote the success of the Company; to provide certain Employees with an opportunity to receive incentive compensation dependent upon that success; and to attract, retain and motivate such individuals.

Section 2.  Definitions

Award - means any payment earned in accordance with the provisions of the Plan.

Board of Directors - The Board of Directors of the Company.

Cause - Either (a) cause as defined in a Participant’s employment contract or, in the absence of such a definition, (b) cause as determined by the Committee.

Committee – The Compensation Committee of the Board of Directors of the Company

Company - Cinedigm Digital Cinema Corporation and its successors.

Compensation Formula - means, for a Performance Period, one or more formulas or standards established by the Committee for purposes of determining whether or the extent to which an Award has been earned based on the level of performance attained with respect to one or more Performance Goals. Compensation Formulas may vary from Performance Period to Performance Period and from Participant to Participant and may be established individually, alternatively, or in any combination.

Disability - means (a) disability as defined in a Participant’s employment contract or, in the absence of such a definition, (b) total disability within the meaning of the Company’s long-term disability plan as in effect from time to time or (c) if there is no such plan at the applicable time, physical or mental incapacity as determined solely by the Committee.

Employee - An employee of the Company.

Payment Date - The date any Awards payable under the Plan are paid to Participants

Participant - An Employee designated from time to time by the Committee to participate in the Plan.

Performance Goal – The level of performance that is established by the Committee as the performance goal with respect to the performance measure. Performance Goals may vary from Performance Period to Performance Period and from Participant to Participant and may be established individually, alternatively, or in any combination.

Performance Measure - One or more measures selected by the Committee to measure Company, Segment, Division, or individual performance for a Performance Period. Performance Measures may vary from Performance Period to Performance Period and from Participant to Participant and may be established individually, alternatively, or in any combination, and subject to such modifications or variations as the Committee may specify.

Performance Period – means one or more periods of time as the Committee may designate over which the attainment of one or more Performance Goals will be measured.

Plan – This Cinedigm Management Annual Incentive Plan (MAIP)

Retirement - means retirement from the employ of the Company (other than for Cause) at or after the age 65 or, if prior to age 65 but at or after age 55, with the advance consent of the Committee.

Section 3. Participation

3.1.
In General - Participants shall be selected by the Committee from among those Employees who, in the opinion of the Committee, are in a position to make significant contributions to the success of the Company. The selection of an Employee as a Participant with respect to a Performance Period shall not entitle such individual to be selected as a Participant with respect to any other Performance Period. If, due to hiring, promotion, or demotion, the Committee determines that an Employee becomes eligible to participate in the Plan for a Performance Period, or that a Participant ceases to be so eligible, then the Committee shall have the discretion to provide that such individual shall be eligible for a prorated Award, as and to the extent it may determine.

Section 4. Awards

4.1
Award Schedule - The Committee shall establish, in writing, an Award Schedule for each Performance Period. The Award Schedule shall set forth the applicable Performance Period, Performance Measure(s), Performance Goal(s), and Compensation Formula(s) and such other information as the Committee may determine. Award Schedules may vary from Performance Period to Performance Period and from Participant to Participant.

4.2
Award Determination - As soon as practicable after the close of each Performance Period, the amount of the Award, if any, earned by a Participant for such Performance Period shall be determined in accordance with the Participant’s Compensation Formula(s). A Participant shall be eligible to receive a payment in respect of an Award only to the extent derived from the Compensation Formula(s) as applied against the level of performance actually achieved with respect to the Performance Goal(s) for such Performance Period; provided, however, that the Committee may use its discretion to increase or decrease the amount of the Award otherwise payable. All determinations regarding the achievement of Performance Goal(s) and the amounts earned by a Participant will be made by the Committee.

4.3
Award Payment - Awards shall be paid as soon as practical after the amount thereof has been determined, but in no event more than two and a half months after the end of the Performance Period with respect to which such Award was earned. Awards may be paid in cash, Company common stock (or common stock units), or a combination thereof, as determined by the Committee. Awards of Company common stock and common stock units may be subject to such conditions as the Committee may determine and shall be made under, and in accordance with the terms of, 2000 Equity Incentive Plan of Access Integrated Technologies, Inc.

4.4
Clawback Provision - To the extent permitted by law, if the Compensation Committee determines that a Participant has received an Award based on the achievement of financial results or other criteria that were subsequently determined to be incorrect and the amount of such Award would have been less had such financial results or other criteria been correct, then the Compensation Committee may seek to recover from such Participant all or part of such Award as it deems appropriate under the circumstances, or may reduce future Award payments accordingly.

Section 5. Termination of Employment

5.1.
In General - Notwithstanding Section 4, no Award shall be payable to a Participant with respect to a Performance Period if such Participant is not an Employee on the date of payment of such Award, except as otherwise provided in the Award Schedule or this Section 5.

5.2.
Death, Disability or Retirement - If a Participant’s employment with the Company terminates due to death, Disability or Retirement, the Participant or his estate, as the case may be, may be paid a prorated Award or such other amount as the Committee may determine, at the same time that Awards are otherwise paid under the Plan.

Section 6. Administration of the Plan

6.1
In General - The Committee will have full and complete authority, in its sole and absolute discretion, (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any related document, (iii) to prescribe, amend and rescind rules relating to the Plan, (iv) to make all determinations necessary or advisable in administering the Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan.

6.2
Determinations - The actions and determinations of the Committee or others to whom authority is delegated under the Plan on all matters relating to the Plan and any Awards will be final and conclusive. Such determinations need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

6.3	Appointment of Experts - The Committee may appoint such accountants, counsel, and other experts as it deems necessary or desirable in connection with the administration of the Plan.

6.4
Delegation - The Committee may delegate to Employees the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purposes.

6.5
Books and Records - The Committee and others to whom the Committee has delegated such duties shall keep a record of all their proceedings and actions and shall maintain all such books of account, records and other data as shall be necessary for the proper administration of the Plan.

6.6	Payment of Expenses - The Company shall pay all reasonable expenses of administering the Plan, including, but not limited to, the payment of professional and expert fees.

7. Miscellaneous

7.1	Nonassignability - No Award will be assignable or transferable (including pursuant to a pledge or security interest) other than by will or by laws of descent and distribution.

7.2
Withholding Taxes - Whenever payments under the Plan are to be made or deferred, the Company will withhold therefrom, or from any other amounts payable to or in respect of the Participant, an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto in accordance with the Company’s normal payroll practices.

7.3	Amendment or Termination of the Plan - The Plan may be amended or terminated by the Committee in any respect.

7.4
Other Plans, Payments or Awards -   The adoption of the Plan shall not be construed as creating any limitations on the power of the Board of Directors of the Company or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise.

7.5
Payments to Other Persons - If payments are legally required to be made to any person other than the person to whom any amount is payable under the Plan, such payments will be made accordingly. Any such payment will be a complete discharge of the liability of the Company under the Plan.

7.6
Unfunded Plan - Nothing in this Plan will require the Company to purchase assets or place assets in a trust or other entity to which contributions are made or otherwise to segregate any assets for the purpose of satisfying any obligations under the Plan. Participants will have no rights under the Plan other than as unsecured general creditors of the Company.

7.7
Limits of Liability - Neither the Company nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, will have any liability to any party for any action taken or not taken in good faith under the Plan.

7.8
No Right of Employment - Nothing in this Plan will be construed as creating any contract of employment or conferring upon any Employee or Participant any right to continue in the employ or other service of the Company or limit in any way the right of the Company to change such person’s compensation or other benefits or to terminate the employment or other service of such person with or without Cause.

7.9	Section Headings - The section headings contained herein are for convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, will control.

7.10
Invalidity - If any term or provision contained herein is to any extent invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof.

7.11	Applicable Law - The Plan will be governed by the laws of the State of New Jersey, as determined without regard to the conflict of law principles thereof.

7.12
Dispute Resolution - Any controversy or claim related in any way to the Plan shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in the city in which the headquarters of the Company is located, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of New Jersey. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association.

7.13	Effective Date - The Plan is effective as of April 1, 2009.